Exhibit 10.1

June 8, 2010

New York Health Care, Inc.
1850 McDonald Avenue
Brooklyn, NY 11223
Attn: Mr. Murry Englard, Chief Executive Officer

Re:    Letter of Intent for the Purchase of Certain Assets of BioBalance, LLC

Dear Mr. Englard:

Enterologics, Inc., a Nevada corporation (OTCBB: ELGO) (the “Buyer”), would like to set forth our intention regarding the purchase from New York Health Care, Inc., a New York corporation (“Seller”), of certain assets of BioBalance LLC, a Delaware limited liability company (the “Company”). The assets shall include all intellectual rights and property relating to biotherapeutic agents for the treatment of various gastrointestinal disorders, including without limitation, contractual rights, all registered and unregistered trademarks, service marks and applications, patents, patent applications, inventions and discoveries that may be patentable, registered and unregistered copyrights, and all know-how, trade secrets, and proprietary information relating to same (collectively, the “Assets”). This Letter of Intent is not a complete statement of all terms and conditions that will be set forth in the Definitive Agreement (as defined below), but it is a statement of our mutual binding intention to complete the transaction subject to the terms and conditions hereof.

1.            Outline of Terms of Definitive Agreement.  The following items outline the terms and conditions to be contained in a mutually acceptable definitive agreement (the “Definitive Agreement”) among Buyer, Seller and the Company:

1.1           Purchase and Sale.  At the consummation of the transactions contemplated herein (the “Closing”), Seller and/or the Company would sell to Buyer all the Assets, free and clear of all liens, claims or other encumbrances.

1.2           Consideration.  The purchase price to be paid by Buyer at Closing in consideration for the Assets will be the number of shares of Series A Convertible Preferred Stock of the Buyer as mutually determined by the Board of Directors of Seller and Buyer. The basic terms of the Preferred Stock are attached as Exhibit A. The Preferred Stock, which shall be issued exclusively to Seller, shall initially represent no more than 20% of the Buyer.  If Buyer does not raise a minimum of $1,000,000 within 12 months of the Closing, the Seller shall have the right to redeem the Preferred Stock in exchange for the Assets. Buyer further agrees that until and unless it raises at least $1,000,000, it shall not create or incur any lien, charge, claim, security interest or encumbrance of any kind or nature whatsoever on the Assets.
1.3           Closing.  The Closing will be subject to the execution of the Definitive Agreement.  The Closing will be conditional upon the conditions set forth in such Definitive Agreement, including without limitation, approval of the transaction and definitive agreements by the Boards of Directors of each of Seller and Buyer, receipt of any necessary consents and approvals of third parties, including without limitation, the receipt by Seller of a fairness opinion regarding this transaction, the requisite financial information of the Company, signed waivers of such agreements when both parties agree to proceed without consent and other customary conditions.

1.4           Other Terms and Conditions.  The Definitive Agreement will include customary terms and conditions, including, without limitation, representations and warranties, indemnities, pre-closing covenants, post-closing covenants, and other such matters as may be agreed to between the parties.

2.             Covenants Relating to the Negotiation of the Definitive Agreement.

2.1           Good Faith Negotiation.  The parties shall proceed in good faith in the negotiation and execution of a Definitive Agreement. Promptly after the execution and delivery of this Letter of Intent, Seller shall engage an investment banking firm to deliver it a fairness opinion regarding this transaction.

2.2           Access and Investigation.  Commencing on the date this Letter of Intent is fully executed and continuing for 90 days from the date hereof  (the “Exclusivity Period”), Seller and Buyer shall (a) afford the other party and their representatives full and free access, during regular business hours, to the business and the employees, officers, directors and agents, properties, contracts, governmental authorizations, books and records and other documents and data of the other or their respective subsidiaries, such rights of access to be exercised in a manner that does not unreasonably interfere with such party’s operations; (b) furnish each other with copies of all such contracts, governmental authorizations, books and records and other existing documents and data as may be reasonably requested; (c) furnish each other with such additional financial, operating and other relevant data and information as may be reasonably requested; and (d) otherwise cooperate and assist, to the extent reasonably requested by such party, with such party’s investigation of the properties, assets, and financial condition of the other party.

2.3           No Negotiation.  During the Exclusivity Period, Seller, the Company and their respective affiliates and representatives shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person (other than Buyer) relating to any business combination transaction involving the Company, including but not limited to the sale of stock, the merger or consolidation of the Company, or the sale of business or assets of the Company.  Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller.

3.           General Provisions.

3.1           Expenses.  Each of the parties shall bear its own expenses incurred in connection with this Letter of Intent and the transactions contemplated herein.

3.2           Counterparts.  This Letter of Intent may be executed in counterparts, all of which shall together constitute one and the same instrument.   All documents and signatures required hereunder may be delivered or exchanged by facsimile and facsimile signatures shall be effective as originals thereof.

3.3           Governing Law.  This Letter of Intent shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

3.4           Intent of Parties.  This Letter of Intent is a binding legal obligation on the parties hereto.

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If the foregoing accurately reflects your understanding, please execute this Letter of Intent where indicated below and return a copy thereof to us no later than June 15, 2010.

Very truly yours,

ENTEROLOGICS, INC.

By:  /s/ Robert Hoerr
Name:  Robert Hoerr
Title:    President & Director

ACCEPTED AND AGREED TO THIS
15TH DAY OF JUNE, 2010:

NEW YORK HEALTH CARE, INC.

By: /s/ Murry Englard
Name: Murry Englard
Title:   Chief Executive Officer

BIOBALANCE LLC

By:    /s/ Murry Englard
Name:  Murry Englard
Title:    Chief Executive Officer

Exhibit A

The following summaries the terms and preferences of the Series A Convertible Preferred Stock of the Buyer to be issued to Seller.

Dividends:
The holder of the Preferred Stock will be entitled to receive, prior to the payment of dividends to holders of Buyer's common stock (the "Common Stock"), cumulative dividends payable in cash or, at the Buyer’s option, shares of Common Stock, when and if declared by the Board, or upon the earlier of a sale of the Company, prior and in preference to the payment of any dividend on the Common Stock.

After the dividend preference of the Preferred Stock has been paid in full, the Preferred Stock will participate pro rata with the Common Stock in the receipt of any additional dividends on an as-converted basis.

Optional Conversion:
The holder of the Preferred Stock will have the right to convert their shares at any time into shares of Common Stock.  The conversion rate will be subject to adjustments for stock splits, stock dividends, recapitalizations and the anti-dilution provisions below.

Automatic Conversion:
All shares of Preferred Stock will automatically convert into shares of Common Stock at the then-applicable conversion rate (a) at the election of the majority of the holders of the Preferred Stock, or (b) at the discretion of the Board of Directors of the Buyer, upon a capital raise, including an underwritten public offering, with gross proceeds to the Company of not less than $5,000,000(the “Capital Raise”).

Additional Equity/Anti-Dilution Protection:
The holder of Preferred Stock will receive additional equity in the Buyer and full-ratchet anti-dilution protection, subject to customary exceptions such as issuances of stock in connection with options to purchase shares of Common Stock issued to employees, directors and consultants, or warrants to banks or equipment lessors, or shares of stock in connection with business combinations or corporate partnering agreements.

If the Buyer does not raise a minimum of $1,000,000 by the first anniversary of the issuance of the Preferred Stock, the holder of the Preferred Stock shall have the right to redeem the Preferred Stock in consideration for the Assets.

Liquidation Preference:
The Preferred Stock will have rights senior to all other equity securities of the Buyer upon a liquidation of the Buyer.  The holder will be entitled to receive, in preference to the holders of Common Stock, an amount equal to the effective purchase price for each share of Preferred Stock, plus all accrued but unpaid dividends (the “Base Liquidation Preference”). The Series A Preferred will also participate pro rata with the holders of the Common Stock on an as-if-converted basis in all remaining proceeds of a liquidation of the Buyer (such amount as is due to the holders of the Series A Preferred through such participation, plus the Base Liquidation Preference, is herein termed the “Liquidation Preference”).

A liquidation shall include a merger or other business combination of the Buyer or a sale of all or substantially all of its assets.

Preemptive Rights:
The holder of the Preferred Stock will have pro rata preemptive rights with regard to any future issuance of securities of the Buyer, on the same price and other terms and conditions as such issuance, other than issuances of: (i) shares issued in the Capital Raise; (ii) stock or options to purchase Common Stock issued to employees, directors and consultants; (iii) Common Stock upon conversion of the Preferred Stock or other already outstanding convertible securities; or (iv) shares of stock as dividends or distributions on Preferred Stock, or shares of Common Stock or preferred (or options or warrants therefore) issued to leasing companies, landlords, lenders and other providers of goods and services to the Buyer.

Voting Rights:
The Preferred Stock shall vote together with the Common Stock and as a separate class together the holders of any other series which are pari passu with the Preferred Stock.  Each share of Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Preferred Stock.
The Buyer shall not shall not, without the approval by vote or written consent of the holders of the majority of the Preferred Stock then outstanding amend its Certificate of Incorporation in any manner that would alter or change the rights, preferences, privileges or restrictions of the Preferred Stock.

Board Representation:	The holder of the Preferred Stock shall have the right to appoint 1 director to the Board of the Buyer.
Registration Rights:
The holder of the outstanding shares of Common Stock issued or issuable upon conversion of Preferred Stock shall be entitled to “piggy-back” registration rights on all registrations of the Buyer, subject to the right, however, of the Buyer and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions.
The Buyer shall bear registration expenses (exclusive of underwriting discounts and commissions) of all such piggy-back registrations (including the expense of one special counsel of the selling shareholders).

20 E Sunrise Hwy, Suite 202 ● Valley Stream, NY 11581